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                                                                   EXHIBIT 10.32

Abaxis
1320 Chesapeake Terrace, Sunnyvale, CA 94089
Phone 408-734-0200
Fax 408-734-2874

June 9, 1997

Dr. Rama Ramanujam
Pharmacia Biotech
Molecular Biology Reagents Division
2202 North Bartlett Avenue
Milwaukee, WI 53202

Dear Rama:

My sincere apologies for the delay in sending you this letter. I understand from our discussions in February, 1997, and your follow-up letter of March 4, 1997, that Pharmacia Biotech is requesting to expand our current license agreement pursuant to clause 2.2 to include viral DNA/RNA (Human Immunodeficiency Virus and Hepatitis Virus) and Human Leukocyte Antigen (HLA) allele typing.

In our meeting in February, 1997, we explored possible financial terms that an expansion in the field of use may be mutually attractive and beneficial. We have also had additional internal discussions on the subject. For purposes of clarification and discussion only, I am communicating the specific terms that Abaxis, Inc., is proposing for the expansion of field of use:

         - The expanded fields of use shall include viral DNA/RNA (Human Immunodeficiency Virus and Hepatitis Virus) and Human Leukocyte Antigen (HLA) allele typing;

         - The licenses granted in the expanded fields of use shall be non- exclusive;

         - The terms for the expanded field of use shall be a separate rider agreement to the original agreement;

         - The royalty rate shall be five percent (5%) of Net Sales of Licensed Products in the new fields of use. Payment details shall follow those of the original agreement.

I communicated these terms to you previously in our telephone conversation in April, 1997. Please be informed that these terms represent the basic framework for the expanded coverage of the license agreement and are non-binding, subject to further changes as details of the agreement are finalized.

I shall await your response to these proposed terms. When all the basic terms are mutually agreed upon, our legal consul will expedite preparation of the new agreement. I believe this proposal reflects our common understanding at this point. I look forward to a favorable response.

Sincerely,
By /s/ Daniel Wong
   ---------------
Daniel Wong, Ph.D.
Vice President
Development